Exhibit 99.1

Nasdaq — NSIT	FOR IMMEDIATE RELEASE
Thursday, January 30, 2003, 4pm ET

INSIGHT ENTERPRISES, INC. REPORTS FOURTH QUARTER RESULTS
Diluted Earnings Per Share of $0.22 Before Goodwill Impairment Charge

TEMPE, Ariz. – January 30, 2003 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today reported fourth quarter 2002 net earnings and diluted earnings per share of $10.3 million and $0.22, respectively, before a charge for goodwill impairment, compared to fourth quarter 2001 net earnings of $9.2 million and diluted earnings per share of $0.22, before charges related to the closure of the Company’s operations in Germany and acquisition integration expenses. Results before non-recurring items (referred to as “adjusted”) are useful in analyzing operating performance, but should be used only in conjunction with results reported in accordance with generally accepted accounting principles (“GAAP”).

Fourth quarter net loss and loss per share were $78.1 million and $1.70, respectively, compared with net earnings of $255,000 and diluted earnings per share of $0.01 in the fourth quarter of 2001. The fourth quarter 2002 results include an $88.4 million, net of taxes, charge for impairment of goodwill, which is discussed below. The fourth quarter 2001 results include non-recurring charges of $8.9 million, net of taxes, related to the closure of the Company’s operations in Germany and acquisition integration expenses. Net loss and loss per share for the year ended December 31, 2002 were $42.8 million and $0.96, respectively, compared with net earnings of $33.9 million and diluted earnings per share of $0.80 for the year ended December 31, 2001. The results for the year ended December 31, 2002 include charges of $89.5 million, net of taxes, for impairment of goodwill and restructuring charges. The results for the year ended December 31, 2001 include charges of $9.7 million, net of taxes, related to the closure of the Company’s operations in Germany, acquisition integration expenses and aborted IPO costs. Please refer to the attached “Adjusted Consolidated Statements of Earnings” for a reconciliation between adjusted results and results reported in accordance with GAAP for the three months and years ended December 31, 2002 and 2001.

Net sales for the quarter ended December 31, 2002 increased 46% to $772.0 million from $529.9 million in the same period in 2001 due to an acquisition. Adjusted net earnings for the fourth quarter of 2002 increased 12% to $10.3 million from $9.2 million in the fourth quarter of 2001. Adjusted diluted earnings per share were $0.22 for the quarters ended December 31, 2002 and 2001. The Company previously stated that it expected net sales and diluted earnings per share to be between $800 million and $850 million and $0.20 and $0.26, excluding any goodwill impairment change, for the fourth quarter of 2002.

Net sales for the year ended December 31, 2002 increased 39% to $2.89 billion from $2.08 billion for the year ended December 31, 2001 due to acquisitions. Adjusted net earnings increased 7% to $46.6 million for the year ended December 31, 2002 from $43.6 million for the year ended December 31, 2001. Adjusted diluted earnings per share decreased 1% to $1.02 for the year ended December 31, 2002, compared to $1.03 for the year ended December 31, 2001.

The Company’s effective tax rate for the year ended December 31, 2002 and 2001 was (139.8)% and 35.8%, respectively. The negative tax rate for 2002 is due to the inability to recognize a tax benefit on the majority of the goodwill impairment charge. Excluding charges for impairment of goodwill and restructuring, the adjusted effective tax rate for the year ended December 31, 2002 was 38.0%. The increase in the effective tax rate, excluding charges for impairment of goodwill and restructuring, was due to higher state tax rates and nondeductible expense amounts for the Company’s Chicago-based operations as well as the recognition of a tax benefit in the fourth quarter of 2001 as a result of the closure of the Company’s operations in Germany. This increase was partially offset by the elimination of losses in Germany (due to the closure of the Company’s German operations during the fourth quarter of 2001), the elimination of goodwill amortization, and a reduction in Canadian tax rates.

Working capital as of December 31, 2002 was $173.2 million compared to $159.7 million as of December 31, 2001. Annualized inventory turns, excluding inventory not available for sale, were 43 times for the fourth quarter of 2002 compared to 80 times for the fourth quarter of 2001. The decrease in annualized inventory turns resulted from a reduction in the percentage of direct shipments and corresponding increase in inventories due to an acquisition, increases in opportunistic purchases and changes in a manufacturer’s buying programs. The $19.8 million of inventory not available for sale represents inventory segregated pursuant to binding customer contracts, negotiated during the fourth quarter, that contain both warehousing and advanced custom imaging and integration services. These contracts do not meet the

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 2	January 30, 2003

criteria for sales recognition under GAAP until the custom imaging and integration services are completed. Days sales in ending receivables were 47 for the fourth quarter of 2002 compared to 52 for the fourth quarter of 2001. Cash flows from operations for the three months and year ended December 31, 2002 were $22.4 million and $75.3 million, respectively, compared to $(29.9) million and $45.6 million for the same periods in 2001.

During the quarter ended December 31, 2002, the Company retired its shares of treasury stock. This had no effect on the results of operations or total stockholders’ equity of the Company but did require a reclassification from treasury stock to common stock, additional paid-in capital and a reduction of retained earnings.

“Despite a challenging economic environment, we believe we held market share. We have also maintained gross margins and began to see savings in operating expenses resulting from the continuing integration of our acquired companies,” said Timothy A. Crown, chief executive officer. “Additionally, we continued to generate positive cash flow which permitted us to reduce the outstanding debt associated with our recent acquisitions.”

Financing Arrangements

On December 31, 2002, the Company entered into new financing arrangements, replacing its two previous credit facilities. The new financing arrangements include a $200 million accounts receivable securitization program, a $30 million revolving line of credit and a $40 million inventory financing facility. Under the $200 million accounts receivable securitization program, the Company sells accounts receivables to a wholly-owned bankruptcy-remote, special purpose entity (“SPE”), which is consolidated with the Company. The SPE sells, on a revolving basis, undivided interests in eligible receivables to a multi-seller conduit administered by a financial institution. The sales to the conduit do not qualify for sale treatment under Statement of Financial Accounting Standards (“SFAS”) No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and therefore the receivables remain recorded on the consolidated financial statements of the Company. The accounts receivable securitization program, which had an interest rate of 1.85% at December 31, 2002, is renewable, expires December 30, 2003 and outstanding amounts are recorded as short-term financing arrangements. According to Stanley Laybourne, chief financial officer, “We were able to enter into the accounts receivable securitization program because of the quality of our accounts receivable portfolio, which affords us the opportunity to borrow at very attractive interest rates.” The $30 million revolving line of credit, which has an interest rate of 2.93% at December 31, 2002, expires December 31, 2005 and outstanding amounts are recorded as long-term liabilities. The $40 million inventory financing facility is used to facilitate the purchases of inventories from certain suppliers and the outstanding balance is included in accounts payable. At December 31, 2002, the outstanding balance under the $200 million accounts receivable securitization program was $90.0 million and an additional $90.0 million was available under the program. There were no outstanding balances and the entire amounts were available under the $30 million revolving line of credit and the $40 million inventory financing facility at December 31, 2002.

The Company continues to have a $2.4 million overdraft facility in the United Kingdom, of which $1.2 million was outstanding at December 31, 2002 and included in short-term debt. The facility expires March 2003.

Goodwill Impairment Charge

Effective January 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” under which goodwill is no longer amortized but instead is assessed for impairment at least annually. Goodwill was tested for impairment upon adoption of SFAS No. 142 as of January 1, 2002 with no resulting impairment of goodwill. The Company completed its annual assessment of the impairment of goodwill during the fourth quarter of 2002. The Company retained a third party to perform valuations of each reporting unit that had recorded goodwill. The reporting units were determined to be the same as the Company’s operating segments: Insight North America, Insight UK, Direct Alliance and PlusNet. (Please refer to discussion below regarding changes in operating segments during the fourth quarter of 2002.) Each of the reporting units had recorded goodwill except Direct Alliance. Upon adoption of SFAS No. 142, Insight North America, Insight UK and PlusNet were included in one operating segment and one reporting unit. Due to a change in operating segments and corresponding reporting units, Insight North America, Insight UK and PlusNet were each tested separately for impairment of goodwill in the fourth quarter annual assessment. As a result of the decline in Insight UK’s operating performance, Insight UK’s book value exceeded its market value resulting in an impairment of goodwill. Based on results of the annual assessment, the Company recorded a non-cash goodwill impairment charge of $91.6 million, $88.4 million net of taxes, which represented the entire goodwill balance recorded at Insight UK. The results of the annual assessment showed that the goodwill amounts recorded at Insight North America and PlusNet were not impaired.

Fourth Quarter Year-Over-Year Segment Analysis

During the fourth quarter of 2002, the Company reorganized its internal reporting structure in conjunction with the continuing integration of its acquisitions. As a result of this revised internal reporting structure, an increased focus on geographic information to make investment decisions and the investment community’s request to receive additional

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 3	January 30, 2003

information, it was determined that, effective in the fourth quarter of 2002, the Company has the following reportable operating segments:

•	Direct marketer of computing products and services – North America (referred to as “Insight North America”)

•	Direct marketer of computing products and services – United Kingdom (referred to as “Insight UK”)

•	Business process outsource provider (referred to as “Direct Alliance”)

•	Other: Internet service provider – United Kingdom (referred to as “PlusNet”)

Insight North America, Insight UK, Direct Alliance and PlusNet are discussed below as separate operating segments for all periods presented to conform to their current reportable segment designation. Prior to the fourth quarter of 2002, the results of Insight North America, Insight UK and PlusNet were included in one operating segment, commonly referred to as “Insight”. Results of operations for the Company’s operations in Germany are not included in the segment discussion below as the Company closed these operations in the fourth quarter of 2001.

The Company evaluates the performance of its operating segments based on earnings from operations before non-recurring items. The adjusted operating segment results discussed below for the quarter ended December 31, 2002 do not include the goodwill impairment charge. The adjusted segment results discussed below for the quarter ended December 31, 2001 do not include charges related to the closure of the Company’s operations in Germany or acquisition integration expenses. Please refer to the attached “Segment Reporting Information” for segment information including these charges.

Insight North America

Insight North America’s net sales in the fourth quarter of 2002 increased 69% to $660.3 million, compared to net sales of $391.7 million in the fourth quarter of 2001. The increase in net sales was due to an acquisition in the second quarter of 2002. “We continue to see sluggish demand for computing products, particularly for the small- to medium-sized customer, as companies further tighten their capital spending budgets,” said Mr. Crown.

Insight North America’s gross profit as a percentage of net sales was 10.7% in the fourth quarter of 2002 and 11.0% in the fourth quarter a year ago. According to Mr. Laybourne, “The decrease in gross profit percentage over the prior year is due to the lower gross margins of an acquired company and some reductions in supplier reimbursements, offset partially by net revenue reporting on certain software products and focused internal initiatives to improve product gross margin.” Other components of costs of goods sold have remained fairly consistent as a percentage of net sales.

For the fourth quarter of 2002, Insight North America’s operating expenses were 8.7% of net sales compared to adjusted operating expenses of 8.2% in the same quarter in 2001. Mr. Laybourne added, “The increase in operating expenses as a percentage of sales from prior year is due primarily to investments made in the Insight Services and Insight Global Finance groups, write-offs of certain software due to IT system integration decisions, stay bonuses for certain employees, and increased amortization. These increases have been offset partially by reductions in headcount based on performance based metrics and the initial integration of certain departments. Additionally, operating expenses from an acquired company were historically lower as a percentage of net sales.” Software write-offs of $1.3 million and stay bonuses, primarily for finance and IT staff, of approximately $700,000 were recorded during the fourth quarter of 2002.

Insight North America’s earnings from operations in the fourth quarter of 2002 increased 17% to $12.9 million, compared to adjusted earnings from operations of $11.0 million in the fourth quarter of 2001.

Insight UK

Insight UK’s net sales in the fourth quarter of 2002 decreased 22% to $84.8 million, compared to net sales of $108.8 million in the fourth quarter of 2001. The decrease in net sales was due primarily to a weakened IT spending environment.

Insight UK’s gross profit as a percentage of net sales was 13.1% in the fourth quarter of 2002 as compared to 12.9% in the fourth quarter a year ago. According to Mr. Laybourne, “The increase in gross profit percentage over the prior year is due primarily to an increase in supplier reimbursements classified as a reduction of costs of goods sold and net revenue reporting on certain software products.” Other components of costs of goods sold have remained fairly consistent as a percentage of net sales.

For the fourth quarter of 2002, Insight UK’s adjusted operating expenses were 13.3% of net sales compared to 11.6% in the same quarter in 2001. Mr. Laybourne added, “The increase in adjusted operating expenses as a percentage of net sales is due primarily to a reduction in supplier reimbursements associated with cooperative advertising which are classified as a reduction to operating expenses. Adjusted operating expenses actually decreased 11% from $12.7 million to $11.3 million due to cost cutting measures taken in response to declining net sales and in an effort to focus resources

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 4	January 30, 2003

primarily on the small- to medium-sized business customer. These decreases were offset partially by an increase in the provision for losses on accounts receivable.”

Insight UK posted an adjusted loss from operations in the fourth quarter of 2002 of $191,000 compared to adjusted earnings from operations of $1.3 million in the fourth quarter of 2001. “Although earnings from operations decreased from the fourth quarter of 2001, we are pleased that Insight UK showed sequential improvement over last quarter with an adjusted operating loss of only $191,000,” commented Mr. Crown. “Including PlusNet’s earnings from operations, which have historically been included in information disclosed for our UK operations, our UK operations posted adjusted earnings from operations of $266,000, slightly better than break-even, as previously projected.”

Direct Alliance

Direct Alliance posted overall net sales of $21.6 million in the quarter ended December 31, 2002, a 17% decrease, compared to $26.0 million in the fourth quarter of 2001. The decline in net sales is due to a reduction in freight services that Direct Alliance provides to its clients and a decrease in pass through product sales. Pass through product sales are done as an accommodation to Direct Alliance’s clients and are transacted at little or no gross margin. For the three months ended December 31, 2002, one outsourcing client accounted for approximately 66% of Direct Alliance’s net sales and the three largest clients accounted for approximately 93% of net sales.

Direct Alliance’s gross profit decreased $582,000 or 9% to $5.6 million for the fourth quarter of 2002, compared to $6.2 million for the fourth quarter of 2001. The decline in gross profit is due to an increase in expenses that are allocated to specific projects and therefore included in costs of goods sold rather than operating expenses.

Operating expenses at Direct Alliance decreased 9% to $1.4 million for the fourth quarter of 2002 compared to $1.6 million for the fourth quarter of 2001. The reduction in operating expenses was due to increases in expenses allocated to specific projects and therefore included in costs of goods sold, as well as cost cutting measures. Operating expenses as a percentage of net sales were 6.6% in the fourth quarter of 2002 compared to 6.0% in the fourth quarter of 2001

Direct Alliance posted earnings from operations of $4.1 million for the fourth quarter of 2002, a 10% decrease, compared to adjusted earnings from operations of $4.6 million for Q4 2001.

PlusNet

PlusNet’s net sales in the fourth quarter of 2002 increased 115% to $5.2 million, compared to net sales of $2.4 million in the fourth quarter of 2001. PlusNet has experienced a shift in the primary source of its net sales from “dial-up” to broadband Internet access customers. Although broadband Internet access is sold at a lower gross margin percentage, it is providing an increase in net sales and earnings from operations for PlusNet. The Company expects broadband Internet access to continue to increase as a percentage of PlusNet’s net sales.

PlusNet’s gross profit as a percentage of net sales decreased from 58.0% in the fourth quarter of 2001 to 40.5% in the fourth quarter 2002 due to broadband Internet access, which is sold at lower gross margins, representing a higher percentage of net sales in the fourth quarter of 2002.

For the fourth quarter of 2002, PlusNet’s operating expenses were 31.8% of net sales compared to 91.2% in the same quarter in 2001. This decrease was due to an increase in net sales and a decrease due to goodwill no longer amortized in accordance with SFAS No. 142.

Earnings from operations increased to $457,000 in the fourth quarter of 2002, compared to a loss from operations of $806,000 in the fourth quarter of 2001.

Guidance

The Company expects diluted earnings per share for the first quarter of 2003 to be between $0.20 and $0.26, excluding expenses of approximately $3 million to $4 million related to accelerated depreciation of software that will not be utilized after the IT system conversion and expenses related to the closure of the Company’s Indianapolis warehouse facility, both a result of the continuing integration plan. Additionally, bonuses were not paid to the majority of the executives in the fourth quarter of 2002 or 2001. If executive bonuses had been paid in the fourth quarter of 2002 based upon results of operations before the goodwill impairment charge, approximately $900,000 of additional expense would have been recorded.

Mr. Crown summarized, “While the top line for the fourth quarter of 2002 was lower than we had expected, our bottom line was within our expectations. We are cautious in our short-term guidance due to economic uncertainties and will provide guidance for diluted earnings per share only. While our bottom line performance in the first quarter of 2003 will be reduced

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 5	January 30, 2003

as a result of accelerated depreciation on software, continued stay bonuses and costs related to the closure of our Indianapolis warehouse facility, opportunities remain to improve earnings by successfully executing acquisition integration plans, increasing gross margin and decreasing operating expenses in other areas.”

Conference Call and Webcast

The Company will host a corresponding conference call and live webcast today at 5:00 p.m. ET to discuss the quarterly results of operations. A live webcast of the conference call (in listen-only mode) will be available on the Company’s corporate website at www.insight.com. A replay of the webcast will be available on the corporate website for a limited time.

Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect sales, gross profit, operating expenses or net earnings; projections of capital expenditures; projections for growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the Company’s products; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause the Company’s actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following: risks associated with past and future acquisitions, management of growth, current unfavorable economic conditions (including uncertainty created by potential military action) and reduced demand for products and services in the Company’s industry, reliance on suppliers, changes in manufacturers’ buying programs, changes in supplier reimbursement programs, risks associated with international operations, reliance on information and telephone systems, actions of competitors, reliance on outsourcing clients, changing methods of distribution, availability of short-term credit facilities, dependence on key personnel, rapid changes in product standards, changes in state sales or use tax collection requirements and results of litigation. These factors are discussed in greater detail under “Factors That May Affect Future Results And Financial Condition” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed with the Securities and Exchange Commission.

Contacts:	Stanley Laybourne	Karen McGinnis
	Executive Vice President,	Senior Vice President-
	Chief Financial Officer and Treasurer	Finance
	Tel. 480-350-1142	Tel. 480-333-3074
	Email slaybour@insight.com	Email kmcginni@insight.com

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 6	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	For the		For the
	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net sales	$771,955	$529,860	$2,890,986	$2,082,339
Costs of goods sold	682,481	465,039	2,555,376	1,840,167

Gross profit	89,474	64,821	335,610	242,172
Operating expenses:
Selling and administrative expenses	71,558	48,526	254,398	167,627
Goodwill impairment	91,587	—	91,587	—
Expenses related to closure of German operation	—	10,566	—	10,566
Acquisition integration expenses	—	7,194	—	7,194
Restructuring expenses	—	—	1,500	—
Aborted IPO costs	—	—	—	1,354
Amortization	622	452	1,400	1,910

(Loss) earnings from operations	(74,293)	(1,917)	(13,275)	53,521
Non-operating expense, net	982	821	4,587	770

(Loss) earnings before income taxes	(75,275)	(2,738)	(17,862)	52,751
Income tax expense (benefit)	2,872	(2,993)	24,978	18,864

Net (loss) earnings	$(78,147)	$255	$(42,840)	$33,887

(Loss) earnings per share:
Basic	$(1.70)	$0.01	$(0.96)	$0.82

Diluted	$(1.70)	$0.01	$(0.96)	$0.80

Shares used in per share calculation:
Basic	46,071	41,724	44,808	41,460

Diluted	46,071	42,513	44,808	42,388

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 7	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31,	December 31,
	2002	2001

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$30,930	$31,868
Accounts receivable, net	401,173	296,749
Inventories, net	73,387	33,754
Inventories not available for sale	19,808	—
Deferred income taxes and other current assets	25,181	13,046

Total current assets	550,479	375,417
Property and equipment, net	120,732	105,663
Goodwill, net	94,110	108,731
Other assets	352	670

	$765,673	$590,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$235,772	$172,872
Accrued expenses and other current liabilities	46,872	39,794
Current portion of long-term debt and capital leases	3,414	3,009
Short-term financing arrangements	91,178	—

Total current liabilities	377,236	215,675
Long-term debt and capital leases, less current portion	13,146	16,228
Lines of credit	—	38,524
Stockholders’ equity:
Preferred stock	—	—
Common stock	461	427
Additional paid-in capital	252,624	170,982
Retained earnings	112,597	174,288
Accumulated other comprehensive income – foreign currency translation adjustment	9,609	(2,334)
Treasury stock	—	(23,309)

Total stockholders’ equity	375,291	320,054

	$765,673	$590,481

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 8	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	For the Year Ended
	December 31,

	2002	2001

	(unaudited)
Cash flows from operating activities:
Net (loss) earnings	$(42,840)	$33,887
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Goodwill impairment	91,587	—
Depreciation and amortization	21,936	17,830
Provision for losses on accounts receivable	10,102	10,020
Provision for obsolete, slow-moving and non-salable inventories	9,850	10,656
Closure of German operation	—	10,566
Tax benefit from stock options exercised	5,200	3,756
Deferred income taxes	(3,422)	2,269
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	38,182	73,998
Increase in inventories	(19,992)	(12,348)
Increase in other current assets	(6,045)	(3,052)
(Increase) decrease in other assets	(404)	1,217
Decrease in accounts payable	(15,030)	(98,663)
Decrease in accrued expenses and other current liabilities	(13,783)	(4,530)

Net cash provided by operating activities	75,341	45,606

Cash flows from investing activities, net of acquisitions:
Purchases of property and equipment	(18,507)	(31,324)
Purchase of Action plc, net of cash acquired	—	(38,860)
Purchase of Kortex Computer Centre ltd, net of cash acquired	—	(3,485)
Purchase of Comark, Inc and Comark Investments, Inc. (Collectively, “Comark”)	(102,423)	—

Net cash used in investing activities	(120,930)	(73,669)

Cash flows from financing activities, net of acquisitions:
Net borrowings on financing arrangements and lines of credit	16,266	19,271
Net repayment of long-term debt and capital leases	(3,270)	(1,121)
Proceeds from sales of common stock through employee stock plans	28,934	16,905

Net cash provided by financing activities	41,930	35,055

Foreign currency impact on cash flow	2,721	(41)

(Decrease) increase in cash and cash equivalents	(938)	6,951
Cash and cash equivalents at beginning of period	31,868	24,917

Cash and cash equivalents at end of period	$30,930	$31,868

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 9	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
QUARTERLY SEGMENT OPERATING DATA TABLE
(UNAUDITED)

	Three Months Ended
	December 31,

	2002	2001	% change

Insight North America
Number of account executives	1,711	1,199	43%
Direct shipments %	65%	76%	15	%**
Average order size	$1,474	$1,174	26%
Percent of sales to businesses	99%	98%	93	%*
Percent unassisted web sales	5.8%	15.2%	(37)	%*
Product Mix:
Notebooks and PDA’s	14%	13%	87	%*
Desktops and servers	17%	15%	80	%*
Software	14%	16%	40	%*
Storage devices	9%	12%	20	%*
Networking and connectivity	12%	9%	104	%*
Printers	12%	12%	70	%*
Monitors and video	7%	7%	83	%*
Memory and processors	4%	5%	42	%*
Supplies and accessories	5%	3%	155	%*
Miscellaneous	6%	8%	39	%*
Insight UK
Number of account executives	259	319	(19%)
Direct shipments %	55%	29%	47	%**
Average order size	$871	$669	30%
Percent of sales to businesses	96%	98%	(44)	%*
Percent unassisted web sales	17.0%	6.2%	113	%*
Product Mix:
Notebooks and PDA’s	14%	15%	(26)	%*
Desktops and servers	13%	20%	(50)	%*
Software	17%	19%	(32)	%*
Storage devices	5%	10%	(60)	%*
Networking and connectivity	8%	7%	(18)	%*
Printers	10%	11%	(26)	%*
Monitors and video	8%	4%	73	%*
Memory and processors	4%	3%	7	%*
Supplies and accessories	12%	6%	54	%*
Miscellaneous	9%	5%	34	%*
Direct Alliance
Net sales mix:
Service fees	93%	86%	(11	%)*
Pass through product sales	7%	14%	(56	%)*

*	Based on net sales dollars

**	Based on number of direct shipments

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 10	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
SEGMENT REPORTING INFORMATION
(IN THOUSANDS)
(UNAUDITED)

Three Months Ended December 31, 2002

	Insight			Insight	Insight	Direct
	North America	Insight UK	PlusNet	Germany	Total	Alliance	Consolidated

Net sales	$660,318	$84,816	$5,215	$—	$750,349	$21,606	$771,955
Costs of goods sold	589,653	73,694	3,101	—	666,448	16,033	682,481

Gross profit	70,665	11,122	2,114	—	83,901	5,573	89,474
Operating expenses:
Selling and administrative expenses	57,110	11,313	1,657	42	70,122	1,436	71,558
Goodwill impairment	—	91,587	—	—	91,587	—	91,587
Restructuring expenses	—	—	—	—	—	—	—
Amortization	622	—	—	—	622	—	622

Earnings (loss) from operations	$12,933	$(91,778)	$457	$(42)	$(78,430)	$4,137	(74,293)

Non-operating expense, net							982

Loss before income taxes							(75,275)
Income tax expense							2,872

Net loss							$(78,147)

Adjusted earnings (loss) from operations**	$12,933	$(191)	$457	$(42)	$13,157	$4,137	$17,294

**Excludes goodwill impairment.

Year Ended December 31, 2002

	Insight			Insight	Insight	Direct
	North America	Insight UK	PlusNet	Germany	Total	Alliance	Consolidated

Net sales	$2,397,715	$382,254	$15,091	$—	$2,795,060	$95,926	$2,890,986
Costs of goods sold	2,137,687	335,046	7,890	—	2,480,623	74,753	2,555,376

Gross profit	260,028	47,208	7,201	—	314,437	21,173	335,610
Operating expenses:
Selling and administrative expenses	196,881	47,641	5,404	(341)	249,585	4,813	254,398
Goodwill impairment	—	91,587	—	—	91,587	—	91,587
Restructuring expenses	—	1,500	—	—	1,500	—	1,500
Amortization	1,400	—	—	—	1,400	—	1,400

Earnings (loss) from operations	$61,747	$(93,520)	$1,797	$341	$(29,635)	$16,360	(13,275)

Non-operating expense, net							4,587

Loss before income taxes							(17,862)
Income tax expense							24,978

Net loss							$(42,840)

Adjusted earnings (loss) from operations**	$61,747	$(433)	$1,797	$341	$63,452	$16,360	$79,812

**Excludes goodwill impairment and restructuring expenses.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 11	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Segment Reporting Information
(In thousands)
(Unaudited)

Three Months Ended December 31, 2001

	Insight			Insight	Insight	Direct
	North America	Insight UK	PlusNet	Germany	Total	Alliance	Consolidated

Net sales	$391,709	$108,843	$2,421	$890	$503,863	$25,997	$529,860
Costs of goods sold	348,523	94,836	1,018	820	445,197	19,842	465,039

Gross profit	43,186	14,007	1,403	70	58,666	6,155	64,821
Operating expenses:
Selling and administrative expenses	32,002	12,612	2,025	316	46,955	1,571	48,526
Expenses related to closure of German operation	—	—	—	10,566	10,566	—	10,566
Acquisition integration expenses	3,571	3,623	—	—	7,194	—	7,194
Aborted IPO costs	—	—	—	—	—	—	—
Amortization	135	63	184	70	452	—	452

Earnings (loss) from operations	$7,478	$(2,291)	$(806)	$(10,882)	$(6,501)	$4,584	(1,917)

Non-operating expense, net							821

Loss before income taxes							(2,738)
Income tax benefit							(2,993)

Net earnings							$255

Adjusted earnings (loss) from operations**	$11,049	$1,332	$(806)	$(316)	$11,259	$4,584	$15,843

**Excludes expenses related to closure of German operation and acquisition integration expenses.

Year Ended December 31, 2001

	Insight			Insight	Insight	Direct
	North America	Insight UK	PlusNet	Germany	Total	Alliance	Consolidated

Net sales	$1,766,771	$197,552	$8,942	$6,622	$1,979,887	$102,452	$2,082,339
Costs of goods sold	1,578,028	173,584	3,119	6,102	1,760,833	79,334	1,840,167

Gross profit	188,743	23,968	5,823	520	219,054	23,118	242,172
Operating expenses:
Selling and administrative expenses	132,095	22,626	4,249	2,208	161,178	6,449	167,627
Expenses related to closure of German operation	—	—	—	10,566	10,566	—	10,566
Acquisition integration expenses	3,571	3,623	—	—	7,194	—	7,194
Aborted IPO costs	—	—	—	—	—	1,354	1,354
Amortization	538	222	765	385	1,910	—	1,910

Earnings (loss) from operations	$52,539	$(2,503)	$809	$(12,639)	$38,206	$15,315	53,521

Non-operating expense, net							770

Earnings before income taxes							52,751
Income tax expense							18,864

Net earnings							$33,887

Adjusted earnings (loss) from operations**	$56,110	$1,120	$809	$(2,073)	$55,966	$16,669	$72,635

**Excludes expenses related to closure of German operation, acquisition integration expenses and aborted IP costs.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 12	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES

Adjusted Consolidated Statements of Earnings
(In thousands, except per share amounts and footnotes)
(Unaudited)

	For the					For the
	Three Months Ended					Year Ended
	December 31, 2002					December 31, 2002

	GAAP	Adjustments		Adjusted		GAAP	Adjustments		Adjusted

Net sales	$771,955	$—		$771,955		$2,890,986	$—		$2,890,986
Costs of goods sold	682,481	—		682,481		2,555,376	—		2,555,376

Gross profit	89,474	—		89,474		335,610	—		335,610
Operating expenses:
Selling and administrative expenses	71,558	—		71,558		254,398	—		254,398
Goodwill impairment	91,587	(91,587	)(a)	—		91,587	(91,587	)(a)	—
Restructuring expense		—		—		1,500	(1,500	) (b)	—
Amortization	622	—		622		1,400	—		1,400

Loss (earnings) from operations	(74,293)	(91,587)		17,294		(13,275)	93,087		79,812
Non-operating expense, net	982	—		982		4,587	—		4,587

(Loss) earnings before income taxes	(75,275)	91,587		16,312		(17,862)	93,087		75,225
Income tax expense	2,872	3,160		6,032		24,978	3,610		28,588

Net (loss) earnings	$(78,147)	$88,427		$10,280		$(42,840)	$89,477		$46,637

(Loss) earnings per share:
Basic	$(1.70)	$1.92		$0.22		$(0.96)	$2.00		$1.04

Diluted	$(1.70)	$1.92		$0.22		$(0.96)	$1.96		$1.02

Shares used in per share calculation:
Basic	46,071	46,071		46,071		44,808	44,808		44,808

Diluted	46,071	46,123	(c)	46,123	(c)	44,808	45,585	(c)	45,585	(c)

Footnotes:

(a)	A goodwill charge of $91.6 million was recorded in the Insight UK operating segment as a result of the Company’s annual impairment testing under SFAS No. 142.

(b)	During the quarter ended September 30, 2002, Insight UK recorded $1.5 million of severance costs in connection with the restructuring of its operations.

(c)	The dilutive effect of stock options is included in the share counts for adjusted diluted earnings per share.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958

Insight Q4 2002 Results, Page 13	January 30, 2003

INSIGHT ENTERPRISES, INC. AND SUBSIDIARIES
Adjusted Consolidated Statements of Earnings
(In thousands, except per share amounts and footnotes)
(Unaudited)

	For the				For the
	Three Months Ended				Year Ended
	December 31, 2001				December 31, 2001

	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted

Net sales	$529,860	$—		$529,860	$2,082,339	$—		$2,082,339
Costs of goods sold	465,039	—		465,039	1,840,167	—		1,840,167

Gross profit	64,821			64,821	242,172			242,172
Operating expenses:
Selling and administrative expenses	48,526	—		48,526	167,627	—		167,627
Expenses related to closure of German operation	10,566	(10,566	) (d)	—	10,566	(10,566	) (d)	—
Acquisition integration expenses	7,194	(7,194	) (e)	—	7,194	(7,194	) (e)	—
Aborted IPO costs	—	—		—	1,354	(1,354	) (f)	—
Amortization	452	—		452	1,910	—		1,910

(Loss) earnings from operations	(1,917)	17,760		15,843	53,521	19,114		72,635
Non-operating expense, net	821	—		821	770	—		770

(Loss) earnings before income taxes	(2,738)	17,760		15,022	52,751	19,114		71,865
Income tax (benefit) expense	(2,993)	8,842		5,849	18,864	9,366		28,230

Net earnings	$255	$8,918		$9,173	$33,887	$9,748		$43,635

Earnings per share:
Basic	$0.01	$0.21		$0.22	$0.82	$0.23		$1.05

Diluted	$0.01	$0.21		$0.22	$0.80	$0.23		$1.03

Shares used in per share calculation:
Basic	41,724	41,724		41,724	41,460	41,460		41,460

Diluted	42,513	42,513		42,513	42,388	42,388		42,388

Footnotes:

(d)	Insight closed its German operation during the quarter ended December 31, 2001 and recorded a non-recurring charge of $10.6 million, including $10.2 million of non-cash charges due primarily to the write-off of goodwill and the recognition of the cumulative foreign currency translation adjustment. The remaining cash charges represent severance costs and lease commitments.

(e)	In connection with the acquisitions of Action and Kortex during the quarter ended December 31, 2001, Insight UK and Insight North America recorded non-recurring charges relating to integration costs totaling $7.2 million, of which $3.5 million represented non-cash write-offs of fixed assets, leasehold improvements and government grant receivables. The remaining cash charges primarily represent severance costs and lease termination expenses.

(f)	Direct Alliance withdrew its planned initial public offering (“IPO”) during the quarter ended June 30, 2001 and recorded a $1.4 million charge related to costs incurred in connection with the aborted IPO.

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Insight Enterprises, Inc.	1305 West Auto Drive	Tempe, Arizona 85284	480-902-1001	FAX 480-760-8958